ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this 4th day of November, 1999, by and among ECOSCIENCE PRODUCE SYSTEMS CORP., a Delaware corporation ("Seller"), ECOSCIENCE CORPORATION, a Delaware corporation ("EcoScience"), and PACE INTERNATIONAL, LLC, a Washington limited liability company (the "Buyer").

                                    RECITALS

     A. Seller owns and operates the worldwide EcoScience Produce Systems Corp. agricultural coatings and fruit cleaning business, including distribution activities for related products but excluding (i) the BioSave biofungicide business and (ii) the BioBlast bioinsecticide business (the "Business"). Seller is a wholly-owned subsidiary of EcoScience.

     B. Pursuant to the terms and conditions set forth below, Buyer desires to purchase, and Seller desire to sell, the assets of the Business.

     NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:

                                    AGREEMENT

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. Subject to the terms and conditions herein set forth, Buyer shall purchase on the Closing Date (as hereinafter defined), and Seller shall sell and transfer to Buyer, the Business and all of Seller's assets and properties of every kind and description which are used or held for use in the Business, whether real, personal or mixed, tangible and intangible, and wherever situated, except only the assets excluded pursuant to Section 1.2 hereof, all as the foregoing may exist as of the Closing Date (hereinafter, all of such assets and properties are referred to as the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following (except to the extent that any of the following assets relate to an Excluded Asset described in Section 1.2 below):

          (a) All inventories of whatever kind, including without limitation, finished goods, work-in-process, raw materials, drums, jugs, totes, pallets, shrink-wrap and other packaging materials (the "Inventories");

          (b) All prepaid expenses, advance payments and deposits (the "Prepaid Expenses");

          (c) All improvements, fixtures and appurtenances attached to the Orlando Facility and the Visalia Facility (defined herein), including without limitation, those items listed in Schedule 1.1(c) attached hereto;



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          (d) All equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, fixtures and fixed assets, including without limitation, those items listed in Schedule 1.1(d) attached hereto;

          (e) All motor vehicles, including without limitation, those listed on
     Schedule 1.1(e) attached hereto (the "Vehicles");

          (f) All rights of the Seller pursuant to leases, contracts, purchase orders, sales orders, customer equipment lease agreements (the "Customer Leases"), license agreements (including without limitation license agreements with Novartis Crop Protection, International ("Novartis") and Janssen Pharmaceutica ("Janssen") (the "Novartis License Agreement" and the "Janssen License Agreement"), and other agreements whatsoever and rights to refunds, including without limitation the Facility Leases (defined herein) and those items identified in Schedule 1.1(f) attached hereto (the "Contracts");

          (g) All right, title and interest (including the right to sue for past infringements) in and to intellectual property, including, without limitation, all patents and applications therefor, unpatented inventions, trademarks, trade names, service marks, copyrights, applications for and registrations of any of the foregoing, know-how, trade secrets, formulas, processes, and technical information and the goodwill associated with any and all of the foregoing throughout the world;

          (h) All governmental and non-governmental licenses, permits, authorizations, registrations, certifications, accreditations, consents and indulgences;

          (i) All manufacturing, delivery, office and other supplies;

          (j) All product labels, packaging and artwork;

          (k) All warranty rights, guaranty rights, causes of actions, judgments and claims and similar rights of the Seller against customers, vendors, suppliers, designers, architects, engineers or other third parties; and

          (l) All lists of customers, suppliers, vendors and sources; all books, records, journals, computer software and files; all information, blueprints, engineering data, drawings, sales and promotional materials, and telephone and telecopier numbers and listings; provided, however, that Seller shall retain the right to have access to the books and records of the Business after the Closing, including the right to make copies thereof, in order to be able to comply with any requirements it may have after the Closing.

     1.2 Excluded Assets. The Purchased Assets shall not include, and the Seller shall retain, the following assets:

          (a) Cash and cash equivalents;

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          (b) All accounts receivable, including any amounts owed to Seller under notes issued to Seller by third parties as listed in Schedule 1.2(b) attached hereto;

          (c) Any assets which have never been used in the Business;

          (d) Seller's rights under this Agreement;

          (e) Seller's corporate minute books;

          (f) Any assets used solely in connection with the BioSave biofungicide business and the BioBlast bioinsecticide business listed in Schedule 1.2(f) attached hereto; and

          (g) Rights to the name "EcoScience Produce Systems Corp."

     1.3 Closing. The closing (the "Closing") of the purchase and sale of the Business and the Purchased Assets shall take place at 10:00 a.m., local time, on the Closing Date, at the offices of S/L Partners, 700 Fifth Avenue, Suite 6100, Seattle, Washington 98104, or at such other time and place as may be mutually agreed to by Buyer and Seller. The "Closing Date" means the earlier of (a) the next business date following the date on which Novartis either signs a new distribution agreement with Buyer or consents to the assignment of the Novartis License Agreement to Buyer, or (b) November 12, 1999, or such other date as may be mutually agreed to by Buyer and Seller. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

     1.4 Assets Not Assignable.

          (a) To the extent that any interest in any of the Purchased Assets is not capable of being assigned, transferred, conveyed or registered without the consent, waiver or authorization of, or registration with, a third person (including, but not limited to, a governmental, regulatory or administrative authority), or if such assignment, transfer, conveyance, registration or attempted assignment, transfer, conveyance or registration would constitute a breach of any Purchased Asset, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as "Restricted Interests"). The entire beneficial interest in any Purchased Assets subject to a restriction as described above, and any other interest in such Purchased Assets which are transferable notwithstanding such restriction, shall be transferred from the Seller to the Buyer as provided in this Section 1.4.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to transfer to Buyer any Restricted Interests without Seller first having obtained all consents, waivers, authorizations and registrations necessary for such transfers. In consultation with Buyer as to the practicalities of proposed actions, Seller shall use its best efforts to promptly obtain such consents, waivers, authorizations and registrations at its own expense and to resolve any impracticalities of assignment referred to in Section 1.4(a) hereof.

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          (c) To the extent that the consents, waivers, authorizations and registrations referred to in Section 1.4(a) hereof are not obtained, or until the impracticalities of transfer referred to therein are resolved, Seller shall (i) provide to Buyer, at the request of Buyer and at Seller's expense, the benefits of any Restricted Interests, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Buyer and (iii) enforce, at the request of Buyer for the account of Buyer, any rights of Seller arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer). If any such consents, waivers, authorizations and registrations are not obtained by the date which is sixty (60) days after the Closing Date, Seller shall indemnify Buyer as provided in Article X hereof.

                                   ARTICLE II

                           CONSIDERATION FOR TRANSFER

     2.1 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be the sum of "Inventory Book Value" (hereinafter defined) plus $1,000,000. For purposes of this Agreement, "Inventory Book Value" shall mean the book value of the Inventories as of the Closing Date based upon generally accepted accounting principles and those agreed upon valuation principles set forth on Schedule 2.1 attached hereto and incorporated herein. Solely for purposes of estimating the Inventory Book Value to be paid at Closing, Inventory Book Value shall be estimated by the parties (the "Estimated Inventory Book Value") based upon the book value included in Seller's perpetual inventory system as of the first business day immediately proceeding the Closing Date, and paid on the Closing Date pursuant to Section 2.2(a) hereof, subject to adjustment as set forth in Section 2.2(c) hereof.

     2.2 Payment of the Purchase Price. The Purchase Price shall be paid at the Closing as follows:


          (a) The Buyer shall pay an amount equal to the Purchase Price minus the Holdback Amount (hereinafter defined) by wire transfer of same day funds to an account designated by the Seller at least two (2) business days prior to the Closing Date, plus or minus, as appropriate, any prorations pursuant to Section 2.4 hereof.

          (b) The Buyer shall pay the Holdback Amount to Account 54593546 at Bank of America (the "Bank"), Seattle, Washington (the "Joint Account") by wire transfer of same day funds. For purposes of this Agreement, "Holdback Amount" shall mean an amount equal to $100,000. The Joint Account shall be jointly held by Buyer and Seller; funds may only be released from the Joint Account upon the receipt by the Bank of written instructions signed on behalf of both Buyer and Seller.

          (c) The Buyer shall cause Deloitte & Touche (the "Buyer's Accountants") to audit Seller's Inventories on the last business day prior to the Closing Date, to determine Inventory Book Value as of the close of business on the Closing Date and to deliver to Seller its calculation of the Inventory Book Value within 30 days after the Closing. Seller may select an independent public accounting firm (the "Seller's Accountants") who may audit the work papers used in the calculation of the Inventory Book Value, and

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     Seller shall make available to Buyer's Accountants all work papers or other documents and information as may be reasonably requested to calculate Inventory Book Value. Seller may object to the calculation of Inventory Book Value by Buyer's Accountants within 30 days after Seller receives such calculation, and if a written objection in not received by Buyer within such 30-day period, Seller shall conclusively be deemed to agree to the calculation of Inventory Book Value by Buyer's Accountants. If Seller so objects, Buyer and Seller shall attempt to meet within 15 days after Buyer receives Seller's objection in an attempt to stipulate to the Inventory Book Value. If Seller and Buyer cannot so stipulate, the matter with respect to which no stipulation can be reached shall be submitted to and resolved by arbitration as provided in Section 11.7 hereof. Upon receipt of the arbitrator's determination, Seller and Buyer shall comply therewith. After the Inventory Book Value has been finally determined: (i) if the Inventory Book Value exceeds the Estimated Inventory Book Value (the amount of such excess hereinafter referred to as the "Buyer's Excess"), Buyer and Seller shall execute joint written instructions to the Bank to distribute the Holdback Amount (plus income thereon earned) from the Joint Account to Seller, and Buyer shall pay to Seller, on demand and in cash, an amount equal to Buyer's Excess, together with interest at the rate of eight percent (8.0%) per annum computed from the Closing Date until paid; and
     (ii) if the Estimated Inventory Book Value exceeds the Inventory Book Value (the amount of such excess hereinafter referred to as the "Seller's Excess"), Buyer and Seller shall execute joint written instructions to the Bank to distribute a principal amount equal to Seller's Excess from the Holdback Amount (plus income thereon earned) and the remaining funds to Seller, and to the extent that the Holdback Amount is less than Seller's Excess, Seller shall pay to Buyer, on demand and in cash, an additional amount equal to Seller's Excess minus the Holdback Amount, in either case with interest at the rate of eight percent (8.0%) per annum computed from the Closing Date until paid.

     2.3 Purchase Price Allocation. The parties acknowledge and agree that the Purchase Price was negotiated and concluded on the basis of the component prices set forth on Schedule 2.3 attached hereto in accordance with the respective fair market values of the Purchased Assets. The parties agree to report and allocate, for all federal, state and local tax purposes (including IRS Form 8594), the Purchase Price as so allocated and will not take any inconsistent or contrary position therewith for any other purpose.

     2.4 Prorations. Real estate and personal property taxes for the Purchased Assets for 1999 shall be prorated on the Closing Date based upon the taxes assessed for 1999; but if the taxes assessed for 1999 are not known on the Closing Date, such taxes shall be prorated based upon the taxes assessed for 1998 and shall be re-prorated within five (5) days after the 1999 tax assessment and rates shall become available with appropriate payment made. If obtainable, final readings shall be obtained for utility services, such as gas, electricity, water and sewer. If a final reading is not obtained for any utility service, the charges therefor shall be prorated on a daily basis based upon the most recently available periodic utility bill.


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                                  ARTICLE III

                                   LIABILITIES

     3.1 Assumption of Executory Contracts. At the Closing, Buyer shall assume and agree, by execution and delivery to Seller of an Assumption Agreement in the form attached hereto as Exhibit A (the "Assumption Agreement"), to perform and discharge, on a timely basis, the written obligations of Seller under the agreements listed on Schedule 3.1 attached hereto, which are to be performed or discharged, under the terms of such agreements, on or after the Closing Date, but as to any payment obligation, only to the extent that the payment is for goods, services or other types of consideration that are delivered, performed or provided on or after the Closing Date, and further provided that Buyer shall not assume any such obligation to the extent the existence thereof violates or is in breach of any of the representations, warranties and covenants of Seller in this Agreement.

     3.2 Non-Assumption of Liabilities. Except only as provided in Section 3.1 hereof, Buyer shall not assume, pay, perform, discharge, or accept any liabilities, debts or obligations of Seller or the Business of any kind whatsoever, whether actual, contingent, accrued, known or unknown, including, without limitation, any relating to accounts payable, taxes, employee compensation, pension, profit-sharing, vacation, health insurance, disability insurance or other employee benefit plans and programs, worker's compensation, breach or negligent performance of any contract, or breach of warranty relating thereto, liabilities resulting from breach of contract, torts, illegal activity, unlawful employment or business practice, or any other liability or obligation whatsoever. All such non-assumed liabilities, debts and obligations shall remain the responsibility of Seller, and Seller covenants and agrees to pay and discharge the same when and as due. Buyer shall not assume, honor or accept any collective bargaining agreement relating to Seller's employees, or any employee pension benefit plan of Seller. Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law, or pursuant to contract) which may arise or which may have arisen, prior to the Closing, in connection with the employment of Seller's employees, the creation, funding or operation of any employee pension benefit plan, or which may arise in connection with the transactions described in this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF SELLER AND ECOSCIENCE

     In order to induce Buyer to enter into this Agreement, each of Seller and EcoScience, jointly and severally, makes the following representations and warranties to Buyer, each of which shall survive the Closing and be deemed to be independently material and relied upon by Buyer, regardless of any investigation made by, or information known to, Buyer. Any matter described on the disclosure schedule attached hereto and incorporated herein (the "Disclosure Schedule") shall be set forth with reference to each separate Section of this Agreement to which the matter relates. In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception permitted by this Agreement to be expressly set forth as such in the

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Disclosure Schedule with respect to a specifically identified Section of this
Agreement) the statements in this Agreement will control.

     4.1 Organization and Qualification. Each of Seller and EcoScience is a corporation duly incorporated and validly existing under the laws of the State of Delaware Seller, as a consequence of owning the Purchased Assets and conducting the Business, is qualified to transact business as a corporation in the jurisdictions set forth on the Disclosure Schedule, and is not otherwise required, as a consequence of owning the Purchased Assets and conducting the Business, to be so qualified in any other jurisdiction.

     4.2 Conflicting Obligations. The execution and delivery of this Agreement do not, and the consummation of the sale and purchase of the Purchased Assets and the Business contemplated hereby will not: (a) conflict with or violate any provisions of the articles of incorporation and by-laws of either Seller or EcoScience; (b) conflict with or violate any provisions of, or result in the maturation or acceleration of, any obligations under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which either Seller or EcoScience is subject or to which either Seller or EcoScience is a party; or (c) violate any restriction or limitation, or result in the termination or loss of any right (or give any third party the right to cause such termination or loss), of any kind to which either Seller or EcoScience is bound.

     4.3 Third Party Consents. The Disclosure Schedule lists each Contract, License, right, document or other agreement which requires the consent of a third party in order for the same to be assigned to the Buyer. Except as set forth on the Disclosure Schedule, no third party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby, nor are any such consents, approvals or authorizations required in order for any of the Purchased Assets, including without limitation, the Contracts, Licenses (as hereinafter defined) or any other rights of Seller, to be assigned to Buyer in accordance with their existing terms.

     4.4 Enforceability. This Agreement and all other agreements of Seller and EcoScience contemplated hereby are or, upon the execution and delivery thereof will be, the valid and binding obligations of Seller and EcoScience, respectively, enforceable against each in accordance with their terms.

     4.5 Authorization. Each of Seller and EcoScience has all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by Seller of its obligations contained herein, have been duly approved by all necessary corporate action by the Seller's board of directors and shareholders.

     4.6 Financial Statements.

          (a) Attached to the Disclosure Schedule are complete copies of the unaudited divisional balance sheet, statement of operations and statement of income and expenses for the Business for each of the 12-month periods ending June 30, 1999, 1998 and 1997,

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     and the two-month period ending August 31, 1999 (collectively the
     "Financial Statements"). Seller's books and records of accounts for the Business accurately reflect in all material respects all of the transactions and results of operations of Seller which relate to the Business, and the Financial Statements have been prepared based upon and in conformity therewith. Except as set forth on the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods, and fairly present the assets, income and operations of the Business at the dates and for the relevant periods indicated, subject, in the case of the financial statements as of and for the periods ended June 30, 1999 and August 31, 1999, to normal year end audit adjustments.

     4.7 Leases of Real Property.

          (a) Good Title; Condition. The Disclosure Schedule sets forth a summary description of Seller's lease of the production facility located in Orlando, Florida (the "Orlando Facility"), and Seller's lease of the warehouse located in Visalia, California (the "Visalia Facility") (each a "Facility" and jointly the "Facilities") that are true and complete in all material respects. Seller has a valid leasehold title to each of the Facilities (including buildings, structures and fixtures thereon or affixed thereto), free and clear of all mortgages, liens, judgments, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except Permitted Encumbrances (hereinafter defined) and the encumbrances set forth on the Disclosure Schedule. "Permitted Encumbrances" means municipal and zoning ordinances; recorded easements, covenants and restrictions provided the same do not prohibit or materially interfere with the present use of either Facility; and general taxes levied on or after January 1, 1999 and not yet due or payable. Each Facility is the subject of a written lease agreement (each a "Facility Lease"), and there are no oral terms or past practice inconsistent in any material respect with the written terms thereof. Each of the Facility Leases is a valid and binding agreement, enforceable in accordance with its terms, and is in full force and effect. Seller has performed in all material respects all obligations required to be performed by it to date under each Facility Lease and is not in breach or default in any material respect thereunder, and there has been no event which, with the giving of notice or the lapse of time or both, would become a breach or default thereunder. To the knowledge of Seller, the lessor of each Facility Lease is not in breach or default thereunder. Except as set forth on the Disclosure Schedule, to the knowledge of Seller all buildings, structures and other improvements at the Facilities are in good condition and repair (normal wear and tear excepted), are within the lot lines and do not encroach on the properties of any other person. The use and operation of each of the Facilities conform in all material respects to all applicable building, zoning, safety, and other laws, statutes, ordinances, rules, regulations, codes, licenses, permits, and all other restrictions and conditions. Neither of the Facilities is located in a flood plain, flood hazard area or designated wetlands area. Seller has not received any written or oral notice of, and has no knowledge of, any assessments for public improvements against either Facility or any written or oral notice or order by any governmental, regulatory or administrative authority, any insurance company which has issued a policy with respect to any of such property or any board of fire underwriters or other body exercising similar

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     functions that: (i) relates to violations of building, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to such property; or (iii) requests the performance of any repairs, alterations or other work to or in such property or in the streets bounding the same. There is no condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of either Facility pending or, to Seller's knowledge, threatened. Except as set forth on the Disclosure Schedule, those - public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate each Facility are available to such Facility, and to the knowledge of Seller such utilities enter the boundaries of such Facility through adjoining public streets or easement rights-of-way. Such public utilities are all connected pursuant to valid licenses or permits, and are all in good working order and are adequate to service the operations of such facility as currently conducted and permit compliance in all material respects with all requirements of law.

     4.8 Personal Property. Except for such personal property as has been disposed of in the ordinary course of the Business since June 30, 1999, Seller owns all property purported to be owned by the Business as well as all property acquired by Seller and used or held for use in the Business since June 30, 1999. All tangible personal property of Seller which is used or held for use in the Business is located at either the Orlando Facility or the Visalia Facility, except as otherwise set forth on the Disclosure Schedule. All of such personal property is actually on hand, increased and decreased by acquisitions and dispositions of such property in the ordinary course of business since June 30, 1999. All such property is in reasonably good condition and repair (normal wear and tear excepted). Seller owns good and marketable title to all items of personal property that are part of the Purchased Assets, free and clear of all security interests, including any conditional sale or other title retention agreements, liens, judgments, claims, charges, pledges, exceptions, and defects of title and other encumbrances of any kind, except Permitted Encumbrances and except as otherwise set forth on the Disclosure Schedule.

     4.9 All Necessary Assets. Except as set forth on the Disclosure Schedule, the Purchased Assets constitute all of the assets which are used in, and all of the assets which are necessary for, the conduct of the Business, as presently and historically conducted and as presently planned to be conducted in the future.

     4.10 Capital Expenditures. Except as set forth on the Disclosure Schedule, Seller has no present plan to purchase or lease any other real estate or tangible personal property so as to be able to continue the Business as presently conducted or presently planned to be conducted in the future. No capital expenditures relating to either Facility (excluding only normal maintenance and repairs made consistently with past practice) or remediations suggested or required by any applicable Governmental Authority or insurer, in the next twelve (12) months in an amount exceeding $5,000 in the aggregate, are necessary to carry on the Business as it is presently conducted, nor are any such expenditures planned.

     4.11 Inventories. The Inventories consist solely of raw materials, supplies, work-in-process and finished goods and have been valued at the lower of cost or market. The Inventories consists of a quantity and quality which are usable and salable at normal profit margins and within customary time periods in the ordinary course of the Business and contain no material amount of slow-moving, obsolete or damaged items. The Inventories which consist of

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work-in-process are being completed on schedule and there are no forfeitures, chargebacks or penalties which have been or to Seller's knowledge will be incurred due to the failure of Seller to complete the work-in-progress in a timely manner. The values at which inventory is reflected on the Financial Statements have been determined on a FIFO basis in accordance with generally accepted accounting principles consistently applied for all periods, with appropriate writedowns for slow-moving, obsolete and damaged merchandise. None of the Inventories have been consigned to others, nor is any inventory consigned to Seller. Except as set forth in the Disclosure Schedule, all of the Inventories are located at the Orlando Facility and the Visalia Facility. The Inventories are sufficient and adequate for, but are not in excess of, the level appropriate to the customary conduct of the Business as it previously has been conducted.

     4.12 Intellectual Property. The Disclosure Schedule lists (or, in the case of trade secrets and secret processes, generally describes) all of the following which are owned by Seller and used or held for use in the Business and which are included within the Purchased Assets: (i) patents and patent applications, (ii) trademarks, trade names, service marks and registrations and applications for registrations thereof, (iii) copyrights and copyright registrations, and (iv) trade secrets (including formulas) and secret processes (the "Intellectual Property"). The Disclosure Schedule lists for each item of Intellectual Property owned by the Seller and which is patented or registered with the United States or any foreign or state agency or office, the patent or registration number thereof, the date of patent issuance or registration and the agency or office where so patented or registered. The Intellectual Property is all of the intellectual property that is used in or necessary for the conduct of the Business, as presently conducted. Except as otherwise described on the Disclosure Schedule, the Seller is the sole owner of all right, title and interest in and to the Intellectual Property. With respect to any Intellectual Property which is not owned by the Seller, the Seller has valid, binding and enforceable rights to use such Intellectual Property. There are no interference, opposition or cancellation proceedings pending or, to Seller's knowledge threatened, against Seller or any of the Intellectual Property. Seller's use of the Intellectual Property does not infringe upon the rights of any third party. No claim, suit or action is pending or, to Seller's knowledge threatened, alleging that Seller is infringing upon the intellectual property rights of others. Except as set forth on the Disclosure Schedule, Seller has not licensed or permitted any third party to use any of the Intellectual Property.

     4.13 Insurance.

          (a) General. The Disclosure Schedule lists and contains a description of each policy of insurance owned or held by Seller for the Business currently in effect (including without limitation, policies for fire and casualty, liability, worker's compensation, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, policy number, deductible limits and any pending claim in excess of $1,000, whether or not covered by insurance (the "Insurance"). The Insurance is in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by Seller with respect to any such policy. The Insurance is sufficient for compliance with all requirements of law and with all agreements to which Seller is a party. The policies evidencing the Insurance are valid, outstanding and enforceable policies subject to the terms and conditions contained therein, and there has not occurred any act or omission of

     Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not received any notice from or on behalf of any insurance carrier issuing any such policy that: (i) insurance rates will hereafter be substantially increased with respect to the Business; (ii) there will hereafter be no renewal of any such policy; or (iii) alteration of any personal or real property or purchase of additional equipment, or modification of any method of conducting the Business, is required or suggested.

          (b) Denials of Coverage. Except as set forth on the Disclosure Schedule, Seller has not been refused any insurance with respect to the Business, nor has Seller's coverage been limited by any insurance carrier to which it has applied for or with which it has carried insurance.

          (c) Claims. Except as set forth on the Disclosure Schedule, there have been no claims (other than workers compensation claims) of property damage and personal injury or death against Seller which relate to the Business and are currently pending or were made since January 1, 1996. Except as set forth on the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier and involve no material exposure to Seller.

     4.14 Licenses. Seller possesses all material governmental, regulatory, administrative and non-governmental licenses, permits, approvals, registrations, certifications, accreditations and other authorizations (including, without limitation, occupancy permits for real estate and permits required pursuant to Environmental Laws) (collectively, the "Licenses") as are necessary, appropriate or desirable for the conduct of the Business and ownership and use of the Purchased Assets, and, except as set forth on the Disclosure Schedule, each License is assignable to Buyer in accordance with its present terms. The Disclosure Schedule sets forth a list of all of the Licenses and true and complete copies of each written document evidencing or affecting any of the Licenses have been previously delivered to Buyer. Seller is in compliance in all material respects with the terms and conditions of all of the Licenses. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the revocation, or an adverse change in the terms or conditions, of any of the Licenses, and all Licenses shall continue in full force and effect in accordance with their present terms unaffected by the consummation of the transactions contemplated hereby.

     4.15 Material Contracts and Other Descriptions and Lists. The Disclosure
Schedule identifies and briefly describes the following which relate to the
Business:

          (a) Leases. All leases or rentals of personal property;

          (b) Owned Personal Property. All items of personal property owned by the Seller which have a book value or estimated current market value in excess of $2,000;

          (c) Purchase and Sale Orders. A list of written or oral agreements relating to the purchase or sale of products, services or supplies by Seller, other than individual purchase or sales orders issued in the ordinary course of business for amounts in each case not in excess of $10,000 individually or $25,000 in the aggregate of all such orders with the same or related parties;

          (d) Certain Agreements. A list of the following described types of agreements or documents: (i) dealership, distributorship, sales representative or similar agreements; (ii) license, royalty or similar agreements; (iii) service or maintenance; (iv) protective services or security; (v) railroad track or spur track; and (vi) commission or other contingent agreements pursuant to which Seller's obligation to make payments is in excess of $10,000 per year, or pursuant to which Seller's obligation to make contingent payments is dependent upon sales, revenues, income, success or other performance standard;

          (e) Other Financial Obligations. A list of any other written or oral agreements or commitment which requires Seller to pay or expend, or which may require Buyer after the Closing to pay or expend, more than $10,000 in any single instance or $25,000 in the aggregate of all such instances with the same or related parties;

          (f) Personnel. A copy of an employee handbook and/or policy manual for the employees of the Business, as well as a list of: (i) all officers of the Business; (ii) the names, current annual salary rates (and bonus, incentive or commission arrangements, and any other compensation paid or promised), current positions, current geographical locations and current employment status (e.g., active, inactive-layoff, inactive-disability leave, etc.), (iii) all loans made by Seller to any employee of the Business and a statement of the terms thereof; and (iv) all employees of the Business who are currently laid-off or on parental, disability or other leave;

          (g) Employment Contracts. A list of all written or oral employment, bonus, incentive compensation, profit sharing, retirement, pension, salary-continuation, post-retirement benefit, death benefit, vacation or other fringe benefit agreements in effect, or under which any amounts remain unpaid, on the date of this Agreement or to become payable or effective after the date of this Agreement;

          (h) Accrued Vacation Pay. A list of all employees who are expected, as of the Closing Date, to have earned but unused vacation days (or earned but unpaid vacation pay in lieu thereof), together with an estimate of the dollar amount thereof;

          (i) Terminated Employees. A list of all employees earning base salary at an annual rate of $35,000 or more who have terminated employment since January 1, 1999 (and the reason for such termination), who have announced their intention to terminate employment or who Seller has reason to believe will terminate (or will not accept) employment with Buyer;

          (j) Capital Expenditures. A list of all outstanding written or oral commitments by Seller to make a capital expenditure, capital addition or capital improvement;

          (k) Non-Compete Covenants. A list of any written or oral covenants not to compete, non-solicitation covenants and non-disclosure covenants in favor of Seller, or binding upon or against Seller;

          (l) Powers of Attorney. The names of all persons holding powers of attorney from the Seller and a summary statement of the terms thereof; and

          (m) Non-Ordinary Course Agreements. A list and description of any contract, agreement or arrangement binding upon Seller and which was made or entered into other than in the ordinary course of the Business.

Accurate and complete copies of each agreement or document described in this Section heretofore have been previously furnished to Buyer or are attached to the Disclosure Schedule.

     4.16 Litigation. Except as set forth on the Disclosure Schedule, there is not now, and there has not been since January 1, 1996, any litigation, claim, proceeding or investigation pending, or, to Seller's knowledge, threatened against or relating to the Business, or the transactions contemplated herein. The Disclosure Schedule discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto), a description of the nature of the action or claim, and an estimate of the maximum liability of Seller in the event of an adverse result. Except as so described, Seller knows of no state of facts or circumstances which reasonably could be expected to ripen into litigation, proceeding or investigation or adversely affect the properties, business or prospects of the Business. Except as described on the Disclosure Schedule, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which Seller is a party or is subject, and in either case which adversely affects or may adversely affect the properties, business or prospects of the Business.

     4.17 Compliance With Law. Except as set forth on the Disclosure Schedule, the conduct of the Business does not violate in any material respect, nor is Seller in material default under, any law, statute, ordinance, rule, regulation, code, license, permit, guideline, order, arbitration award, judgment or decree, and Buyer will not after the Closing incur any liability or obligation as a result of any such violation or default existing at the Closing or arising or accruing thereafter but based upon conditions extant at the Closing. Except as set forth on the Disclosure Schedule, no material expenditures are anticipated which are necessary or appropriate for the continuation of the Business in compliance with any such law, statute, rule, regulation, code, license, permit, guidelines, order, arbitration award, judgment or decree.

     4.18 Environmental Concerns.

          (a) No Violations. Except as set forth on the Disclosure Schedule, Seller has never violated or received, or to its knowledge been threatened with a written notice, directive or violation report asserting any violation of any Environmental Law with respect to the Business or the Purchased Assets.

          (b) No Proceedings. Except as set forth on the Disclosure Schedule, no suit, proceeding or other administrative or legal action has ever been instituted against Seller, by any federal, state or local governmental department or agency or any other person or entity concerning any Environmental Laws with respect to the Business or the Purchased Assets.

          (c) Claims for Remediation. Except as set forth on the Disclosure Schedule, Seller has never received, from any federal, state or local governmental department or agency or arbitrator or any other person or entity, any claim, demand, directive, injunction, writ, guideline, order decree or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the real property on which either Facility is located.

          (d) Compliance. Except as set forth on the Disclosure Schedule: (i) Seller is, and at all times in the past has been, in compliance in all material respects with all Environmental Laws; (ii) Seller has obtained all permits, authorizations, licenses, or approvals which are necessary or required under Environmental Laws in connection with operation of the Business, and Seller is in compliance in all material respects with such permits, authorizations, licenses, and approvals; (iii) no asbestos, urea formaldehyde or polychlorinated biphenyls are present on, at, in or under either Facility; and (iv) none of the assets or operations of the Business is required to be upgraded, modified, or replaced in order to be in compliance in all material respects with Environmental Laws.

          (e) No Releases. Except as set forth on the Disclosure Schedule: (i) except in accordance with applicable Environmental Laws, Seller has not disposed of, spilled, discharged, released or otherwise placed any Environmental Materials, on, at, in or under the either Facility; (ii) except in accordance with applicable Environmental Laws, to the knowledge of Seller, no third party has disposed of, spilled, discharged, released or otherwise placed any Environmental Materials on, at, in or under either Facility or any real property adjacent to either Facility; and (iii) other than the information provided in (i) and (ii), there has been no release, discharge, leakage, seepage or migration of any Environmental Materials from any aboveground or, to the knowledge of Seller, underground storage tank or any other structure currently or, to the knowledge of Seller, previously located on, at, in or under either Facility.

          (f) Certain Uses. Except as set forth on the Disclosure Schedule: (i) no septic systems or wells exist on, at, in or to Sellers' knowledge under either Facility; (ii) to Sellers' knowledge neither Facility has been used as a landfill, dump site or any other use which involves the disposal of Environmental Materials in a manner which may subject Seller, Buyer or the Business to any claim for investigation, remediation or damages, and (iii) except with respect to the storage, use, generation, handling or removal from the Facilities of Environmental Materials in the ordinary course of business and in compliance with all Environmental Laws, no Environmental Materials are currently located at or to Sellers' knowledge have ever been used, generated, treated, stored, disposed of, handled on or removed from the Facilities.

          (g) Storage Tanks. Except as set forth on the Disclosure Schedule to Sellers' knowledge, no aboveground or underground storage tanks have ever been located on, at, in or under either Facility.

          (h) List of Reports and Disposal Sites. The Disclosure Schedule includes a list of: (i) all environmental investigative reports, studies or assessments (including, but not limited to, Phase I and Phase II assessments), compliance audits, laboratory analytical data, technical reviews, or the like with respect to Seller, the Facilities, the Business or any of the Purchased Assets; that have been prepared since January 1, 1997 and (ii) all past and present locations where Environmental Materials, which currently are or have been controlled by the Seller have been sent, spilled, released, discharged or disposed during the period of control by Seller.

          (i) Assumption of Liability. Except as set forth on the Disclosure Schedule, the Seller has not assumed and will not assume any liability of any person or entity under any Environmental Laws.

          (j) Definitions. For purposes of this Section, the following terms shall have the following meanings:

               (i) "Environmental Laws" shall mean, collectively, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act, principles of common law and any other federal, state or local laws, including rules and regulations thereunder, regulating or otherwise affecting or relating to human health or the environment.

               (ii) "Environmental Materials" shall mean, collectively, any substance, chemical, waste, contaminant or pollutant which is regulated, listed, defined as or determined to be hazardous, extremely hazardous, toxic, dangerous or restricted under any Environmental Laws.

     4.19 Contingent and Undisclosed Liabilities. Seller has no material debts, obligations or liabilities affecting or relating to the Business or the Purchased Assets, nor are the Business or Purchased Assets subject to the imposition of any valid governmental or third-party claim arising from the conduct of the Business or the ownership or use of the Purchased Assets on or prior to the date hereof, whether such obligation, liabilities or claims are now known or unknown, fixed or contingent, of any nature whatsoever, except: (i) those fully disclosed on the Disclosure Schedule (including all sections thereof), or (ii) those contractual and tax liabilities which have arisen in the ordinary course of the Business and consistent with past practice from June 30, 1999 through the date hereof and which are not, singly or in the aggregate, materially adverse to the Business.

     4.20 Taxes. The Disclosure Schedule lists the jurisdictions in which Seller files or is required to file any state or local tax return with respect to the Business. Other than from such states, no correspondence has been received by Seller from any state taxing authority requesting information concerning the extent of Seller's nexus with such state or asserting that Seller has such nexus so as to impose such state's taxing jurisdiction on Seller, and Seller does not have a nexus with any state not listed on the Disclosure Schedule with reference to this Section which would allow such state to impose its taxing jurisdiction on Seller. All taxes and assessments which Seller was or is required by law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper governmental authorities or, if not yet due, are being held by Seller for such payment. All such taxes and assessments which are not yet due will be paid as they become due.

     4.21 Labor Contracts. Seller is not a party to any collective bargaining agreement or bound to any other agreement with a labor union affecting or relating to the Business or its employees. The labor relations of the Business are satisfactory in that there has not been since January 1, 1996, nor is there currently, any strike, walkout or work stoppage; nor, to Seller's knowledge, is any such action threatened. There are no proceedings pending for certification or representation before the National Labor Relations Board nor has there been any attempt since January 1, 1996 to organize the employees of the Business into a collective bargaining unit. With respect to the Business, there is no investigation pending, nor is there any uncorrected or unresolved citation, complaint or charge issued, by any agency responsible for administering or enforcing laws relating to labor relations, employee safety or health, fair labor standards and equal employment opportunity nor, to Seller's knowledge, is any such proceeding threatened.

     4.22 Performance of Contracts, Etc. Except as set forth on the Disclosure Schedule, Seller is not in default, in any material respect, under, nor has it breached any provision of, any Contract, instrument, document, insurance policy or other obligation of the Business or which is included in the Purchased Assets, and there is no material oral modification or past practice inconsistent with the written terms of any of the foregoing. All such Contracts, instruments, documents, policies and other obligations are currently in full force and effect, and to Seller's knowledge the other parties to such Contracts, instruments, documents, policies and other obligations have complied, in all material respects, with their obligations thereunder and are not in any material breach thereof. In all material respects, Seller fully has performed each such term, condition and covenant of each such Contract, instrument, document, policy or other obligation required to be performed on or prior to the date hereof. Seller knows of no state of facts which, with the giving of notice or the passing of time, or both, would give rise to any material default under any such Contract, instrument, document, policy or other obligation.

     4.23 Employee Benefit Plans.

          (a) General. The Disclosure Schedule sets forth a true and complete list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in
     Section 3(1) of ERISA) and all other employee benefit plans maintained, or contributed to, or required to be contributed to, by Seller for the benefit of any officers or employees, current or former, active or inactive, of the Business, whether on an active or frozen basis (all the foregoing being herein called "Benefit Plans"). Seller does not have any formal plan or commitment, whether legally binding or not, to modify or change any existing Benefit Plan that would affect any employee or former employee of Seller.

          (b) PBGC. No employee pension benefit plan as defined in Section 3(2) of ERISA (hereinafter "Pension Plan") is subject to Title IV of ERISA and there are no facts which might give rise to any liability of Seller under Title IV of ERISA and which could reasonably be anticipated to result in any claims being made against Seller by the Pension Benefit Guaranty Corporation with respect to any Pension Plan. For purposes of the preceding sentence and Section 4.23(e) hereof, the term "Seller" shall be used to refer also to any entity which is under common control or affiliated with Seller, within the meaning of Section 4001(b)(1) of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

          (c) Post-Retirement Benefits. No Benefit Plan provides benefits, including without limitation, death, disability, or medical benefits (whether or not insured), with respect to current or former employees of the Business beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any Pension Plan.

          (d) COBRA. Each "group health plan" (within the meaning of Section 5000(b)(1) of the Code) maintained by Seller as of the first day of each group health plan's first plan year beginning on or after July 1, 1986, has been administered in compliance with the continuation coverage requirements initially enacted as a part of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as formerly provided under Section 162(k) of the Code and as currently provided under Sections 601 through 609 of ERISA and Section 4980B of the Code and any regulations promulgated or proposed under any of those Code or ERISA sections.

          (e) Multiemployer Plans. At no time has Seller been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in ERISA Section 3(37).

          (f) Foreign Employees. There are no officers or employees, current or former, active or inactive, of the Business working outside the United States.

     4.24 Products Liability; Warranties.

          (a) Except as otherwise set forth on the Disclosure Schedule: (i) there exists no (A) material defect in the design or manufacture of any product of the Business designed, manufactured or sold by Seller or to Sellers' knowledge any predecessor in interest to Seller, or (B) pending or, to Seller's knowledge, threatened action, suit, inquiry, proceeding or investigation by or before any governmental authority or commission relating to any product of the Business alleged to have been manufactured, distributed or sold by Seller to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty ("Products Liability"); (ii) there exists no pending or, to Seller's knowledge, threatened Products Liability claims; and (iii) to Sellers' knowledge there is no valid basis for any such suit, inquiry, action, proceeding, investigation or claim. Seller is insured, and has been insured continuously since January 1, 1996, against Product Liabilities, in accordance with the insurance policies identified on the Disclosure Schedule (which includes a statement of the name of the insurer, the type of policy [i.e., a "claims made" or "occurrence" policy], the amounts of coverage and the applicable deductible limits).

     The Financial Statements contain adequate reserves (calculated in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards No. 5) for all Products Liability claims which are probable or reasonably possible to be asserted.

          (b) The Disclosure Schedule sets forth the material terms and conditions of all express product warranties under which Seller may have liability with respect to the Business after the Closing.

     4.25 Changes in Financial Position. Since June 30, 1999, the Business has been conducted in the ordinary course thereof and consistent with past practice, and except as described on the Disclosure Schedule, there has not been:

          (a) Financial Conditions. Any material and adverse change in the business, assets, condition (financial or otherwise) or prospects of the Business;

          (b) Business or Property Damage. Any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the business, properties or prospects of the Business; or

          (c) Extraordinary Events. Any transaction outside the ordinary course of the Business.

     4.26 Events Subsequent to June 30, 1999. Except as described on the Disclosure Schedule, Seller has not, since June 30, 1999, taken any of the following actions with respect to the Business:

          (a) Incurred Liabilities. Incurred any obligation or liability (absolute, contingent, accrued or otherwise), or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

          (b) Discharged Debt. Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than liabilities incurred since June 30, 1999 in the ordinary course of business;

          (c) Reserves. Increased or established any reserve for taxes or bad accounts or any other liability on its books or otherwise provided therefor;

          (d) Encumbrances. Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the Purchased Assets, tangible or intangible;

          (e) Disposition of Assets. Sold or transferred any of its assets, or canceled any debts or claims or waived any rights, except sales of inventory in the ordinary course of business;

          (f) Equity Issuance. Issued any shares, bonds, debentures, options, warrants or other securities;

          (g) Sale of Business. Entered into any contract for the sale of the Business, or any part thereof or for the purchase of another business, whether by merger, consolidation, exchange of capital stock, partnership interests or otherwise (other than negotiations with respect to this Agreement);

          (h) Increase Compensation. Increased or promised to increase the compensation or fringe benefits of any employee or officer of the Business who will be a Terminated Employee (as defined in Section 6.7), or instituted any general wage increase applicable to the Terminated Employees, or any specified sub-group of Terminated Employees;

          (i) Working Capital. Accelerated the collection of any accounts or other amount receivable, deferred the payment of its accounts payable or accrued expenses, accelerated the conversion of Inventories to account receivable or taken any other action outside the ordinary course of business;

          (j) Accounting Procedure. Changed or modified its accounting methods or practices;

          (k) Capital Expenditure. Purchased or made a commitment for the purchase of capital assets in an amount exceeding $5,000;

          (l) Settle Litigation. Settled, or agreed to settle, any litigation, arbitration or other proceeding, pending or threatened;

          (m) Employment and Labor Contracts. Entered into, amended, renewed or extended any employment Contract or collective bargaining agreement;

          (n) Other Contracts. Entered into (or amended) any other written or oral contract with any other person or entity which is either (i) disclosed on the Disclosure Schedule, or (ii) involves total payments or expenditures to any single person or entity of more than $5,000 on any single contract, or $10,000 in the aggregate of all such contracts with the same or related parties, or which was not entered into (or amended) in the ordinary course of business;

          (o) Breach of Contract. Performed any act, or attempted to do any act, or permitted any act or omission to act, which would cause a breach of any Contract or License;

          (p) Related Party Transaction. Engaged in any transaction of the types described in Section 4.29 with a Related Party (as defined herein); or

          (q) Certain Agreements. Agreed, orally or in writing, to do any of the foregoing.

     4.27 Customers and Suppliers. The Disclosure Schedule lists, in descending order, all customers of the Business accounting for at least 1.0% of annual sales revenue in Seller's most recently completed fiscal year and the ten suppliers of raw materials or supplies accounting for the largest annual expense to Seller with respect to the Business. Seller has received no notice that (a) any customer of the Business who accounted for more than 1.0% of sales during its immediately preceding fiscal year or (b) any supplier to the Business (if such supplier could not be replaced by the Business with no material adverse effect to it), has terminated, curtailed, reduced, deferred, delayed or otherwise adversely impacted its business relations with the Business or is expected to or will take any such actions after the Closing.

     4.28 Brokerage. Neither Seller nor EcoScience has incurred, or made commitments for, any brokerage, finders' or similar fee in connection with the transaction contemplated by this Agreement.

     4.29 Related Party Transactions. The Business has not since January 1, 1996 required any goods or services to be provided by, or to, any Related Party, except as set forth on the Disclosure Schedule. Except as specifically described on the Disclosure Schedule, the Business: (a) has not had any financial transactions or arrangements (other than payment of regular salary to Related Parties who are employees) with any Related Party with respect to the Business since January 1, 1996, and (b) does not have and will not have any present or future obligation to enter into any transaction or arrangement with any Related Party with respect to the Business. For purposes hereof, the term "Related Party", shall mean: (i) any shareholder, officer or director of Seller, (ii) any spouse, in-law or lineal descendant of any Related Party, and (iii) any person who, directly or indirectly, controls or is controlled by or is under common control with Seller. For purposes of this definition, "person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization or other entity; and "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     4.30 Bulk Transfer Laws. No bulk transfer, bulk sale or similar laws are applicable to the purchase and sale of the Purchased Assets and the Business and neither Seller nor Buyer is required to make any filing with any governmental authority or provide any bulk sale, bulk transfer or similar notice to creditors of Seller in connection with any such law.

     4.31 Representations and Warranties True and Correct. The representations and warranties contained herein, all other agreements, documents and certifications delivered by Seller to Buyer pursuant to this Agreement, and the Disclosure Schedule, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

     4.32 No Unusual Matters. Except as set forth on the Disclosure Schedule, Seller knows of no matter of an unusual nature exists which is applicable specifically to the Business and which has or may have a materially adverse effect upon the Business.

                                   ARTICLE V

                             BUYER'S REPRESENTATIONS

     In order to induce Seller to enter into this Agreement, Buyer makes the following representations and warranties to Seller, each of which shall be deemed to be independently material and relied upon by Seller, regardless of any investigation made by, or information known to, the Seller.

     5.1 Organization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Washington.

     5.2 Enforceability; Conflicting Obligations. This Agreement and all other agreements of Buyer contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of Buyer enforceable against it in accordance with their terms. The execution and delivery of this Agreement do not, and the consummation of the purchase of the Purchased Assets will not, conflict with or violate any provision of Buyer's certificate of formation or LLC agreement, nor any provisions of, or result in the acceleration of, any obligation of Buyer.

     5.3 Authorization. Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by Buyer of its obligations contained herein, have been duly approved by Buyer's Board of Managers.

     5.4 Brokerage. Buyer has not incurred, nor made commitment for, any brokerage, finders or similar fee in connection with the transactions contemplated by this Agreement.

     5.5 Litigation. There is no litigation, proceeding or governmental investigation pending, or to Buyer's knowledge, threatened against or relating to the transactions contemplated herein.

                                   ARTICLE VI

                               COVENANTS OF SELLER

     Seller covenants and agrees with Buyer as follows:

     6.1 Access. From the date hereof and until the Closing Date, Buyer and its authorized officers, agents and representatives shall have reasonable access during normal business hours to all properties, books, records, contracts, tax returns and documents of Seller which are related to the Business; provided, however, that Buyer shall inform Seller of its intention to seek access and the matters sought to be reviewed at least twenty-four (24) hours in advance and, further, that the access requested shall not interfere unreasonably with the Business. Seller shall cooperate with Buyer by using its best efforts to cause the major customers and suppliers of the Business to meet with and respond to all questions posed by Buyer concerning the Business and promptly responding to, and causing Seller's officers and employees promptly to respond to, all questions posed by Buyer concerning the Business.

     6.2 Operation of Business. From the date hereof and until the Closing Date, without the express prior written consent of Buyer, Seller shall operate the Business in the ordinary course .

     6.3 Preservation of Business. From the date hereof and until the Closing Date, Seller shall carry on the Business diligently and substantially in the ordinary course of business consistent with past practice and shall use its best efforts to keep the Business organization intact, including its present relationships with employees, suppliers and customers and others having business relations with it except where the failure to maintain such relationship would not have a material adverse effect on the Business. Seller shall maintain at all times in inventory quantities of raw materials, finished goods, spare parts and other supplies and materials sufficient to allow Buyer to continue to operate the Business, after the Closing Date, free from any shortage of such items.

     6.4 Insurance and Maintenance of Property. From the date hereof and until the Closing Date, Seller shall cause the Facilities and the Purchased Assets to be insured against all ordinary insurable risks and shall maintain in effect all the Insurance, and shall operate, maintain and repair all of its property in a manner consistent with past practice.

     6.5 Compliance with Laws. From the date hereof and until the Closing Date, Seller shall comply with all applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to, or binding upon, Seller or its business or properties. At its own expense, Seller will provide timely and complete notices (which shall be reasonably acceptable to Buyer) to Governmental Authorities of all matters which occurred prior to the Closing Date (whether or not referenced on the Disclosure Schedule) required to be disclosed to such authorities pursuant to Environmental Laws.

     6.6 Fulfill Conditions. Seller shall use its best efforts to cause to be fulfilled on or prior to the Closing each of the conditions set forth in Article VIII hereof.

     6.7 Employment Matters.

          (a) Employees. Effective on the Closing Date, Seller shall terminate the employment of all employees engaged in the Business (the "Terminated Employees"), except Lucie Grant and Douglas McDowell and shall terminate any employment agreements with such Terminated Employees.

          (b) McDowell Arrangement. Buyer and Seller agree that Douglas McDowell shall remain an employee of Seller following the Closing Date; however, during the six month period following the Closing Date, Seller will furnish to Buyer the services of Douglas McDowell for approximately 50% of the hours worked by Douglas McDowell, and Buyer agrees to reimburse Seller for 50% of the cost of Douglas McDowell's salary, other employee benefits, and reimbursable expenses during such six month period. Such reimbursement shall be made on a monthly basis and shall be paid within 30 days of the delivery of an invoice by Seller to Buyer for such services. After the expiration of the six month period following the Closing Date, Seller and Buyer agree to review the arrangement pursuant to which the services of Douglas McDowell are provided and negotiate mutually agreeable changes to such arrangement, as required.

     6.8 Release of Security Interests. Except as set forth in Section 8.8, Seller shall on or prior to the Closing Date deliver to Buyer such documents as are necessary to terminate and release all security interests and other encumbrances on the Purchased Assets, including those listed on the Disclosure Schedule, which documents shall be in form and substance acceptable to the Buyer and shall include without limitation, all documents necessary to terminate of record any such security interest or encumbrance.

     6.9 Documents of Transfer. On the Closing Date, Seller shall duly execute and deliver to Buyer (i) an Assignment and Bill of Sale in form and substance as Exhibit B attached hereto, (ii) certificates of title sufficiently endorsed to transfer the Vehicles to Buyer (to be delivered within 10 days following Closing, as set forth in Section 8.8), and (iii) assignments which assign to Buyer the following (in form and substance reasonably satisfactory to counsel for Buyer):

          (a) All intellectual property rights, including trademarks, trade names, slogans, patents, inventions, patent applications, copyrights and copyright applications

          (b) All Contracts; and

          (c) All assignable Licenses.

     6.10 Noncompetition Agreement. On the Closing Date, each of Seller and EcoScience shall execute and deliver to Buyer the Noncompetition Agreement, in the form attached hereto as Exhibit C (the "Noncompetition Agreement").

     6.11 Exclusive Supply Agreement. On the Closing Date, Seller shall execute and deliver to Buyer an agreement whereby Buyer becomes the exclusive distributor in the United States for Seller's BioSave biofungicide products, in the form attached hereto as Exhibit D (the "Exclusive Supply Agreement").

     6.12 Trademark Assignment Agreement. On the Closing Date, Seller shall execute and deliver to Buyer the Trademark Assignment Agreement in the form attached hereto as Exhibit E (the "Trademark Assignment Agreement").

     6.13 Facility Leases. On the Closing Date, EcoScience shall execute and deliver to Buyer an Assignment and Assumption Agreement (one with respect to each Facility Lease) (jointly the "Facility Lease Assignment and Assumption Agreements") including the consent to assignment of the lessor (with respect to the Orlando Facility), in the forms attached hereto as Exhibit F and Exhibit G, and Seller shall pay all fees, charges and other costs that are required or imposed in connection with obtaining such consents;

     6.14 Orlando Facility Sublease. On the Closing Date, Seller shall execute and deliver to Buyer a sublease agreement, pursuant to which Buyer will grant Seller the right to use certain space within the Orlando Facility, for a term ending March 31, 2000, in the form of Exhibit H (the "Orlando Facility Sublease") together with the consent of the lessor to such sublease.

     6.15 Other Deliveries. On the Closing Date, Seller shall deliver to Buyer the following:

          (a) All consents for the assignment of Contracts and Licenses, which are necessary in order for said Contracts and Licenses to be assigned to Buyer upon their present terms and Seller shall pay all fees, charges and other costs that are required or imposed in connection with obtaining any such consents; and

          (b) All other documents reasonably requested by counsel for Buyer to consummate the transactions herein contemplated.

     6.16 Transfer Taxes. Seller shall pay all sales and other transfer taxes, resulting from the transactions contemplated by this Agreement.

                                  ARTICLE VII

                               COVENANTS OF BUYER

     Buyer covenants and agrees with Seller as follows:

     7.1 Employees. As of the Closing Date, Buyer shall offer employment to all of the Terminated Employees except John Hunter, who will be offered a consulting arrangement by Buyer (such hired persons being the "Hired Employees"), at initial salaries and with initial benefits comparable to those immediately prior to the termination. For the purposes of determining and measuring benefits provided to any given Hired Employee by Buyer, each Hired Employee will be given credit for the Hired Employee's term of service to Seller (except with respect to the vesting rules for Buyer's 401(k) plan.).

     7.2 Noncompetition Agreement. On the Closing Date, Buyer shall execute and deliver to Seller and EcoScience the Noncompetition Agreement.

     7.3 Distribution Agreement. On the Closing Date, Buyer shall execute and deliver to Seller the Distribution Agreement.

     7.4 Facilities Leases. On the Closing Date, Buyer shall execute and deliver to Seller a Facility Lease Assignment and Assumption Agreement with respect to each Facility Lease.

     7.5 Orlando Facility Sublease. On the Closing Date, Buyer shall execute and deliver to Seller the Orlando Facility Sublease.

     7.6 Trademark Assignment Agreement. On the Closing Date, Buyer shall execute and deliver to Seller the Trademark Assignment Agreement.

                                  ARTICLE VIII

                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

     8.1 Representation and Warranties. The representations and warranties in this Agreement made by Seller and EcoScience shall be true and correct in all material respects as of and at the Closing Date.

     8.2 Performance of Covenants and Obligations. Seller shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

     8.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Buyer; and, Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer reasonably may request in connection with the transaction contemplated by this Agreement.

     8.4 Adverse Change. From and after the date of this Agreement and until the Closing Date, Buyer (in its sole and absolute discretion) shall have determined that there has been no material adverse change in the Business, the Purchased Assets, or the Business prospects from those disclosed to Buyer in this Agreement, nor shall there have been any material casualty to the Purchased Assets, in an amount exceeding $25,000, as a result of any loss, taking, destruction or physical damage, whether or not covered by insurance, occasioned by fire, flood, explosion, earthquake, act of God or the public enemy, or otherwise.

     8.5 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency (a) in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

     8.6 Consents, Approvals, Certifications, Licenses and Permits. All necessary consents, approvals, certifications, licenses and permits with respect to the transaction contemplated hereby, including, without limitation, the transfer of the Purchased Assets to Buyer, the absence of which would have a material adverse effect on Buyer's rights under this Agreement, or which would constitute a breach pursuant to the provision of, or which would result in the termination or loss of any right under, any contract, agreement, instrument, document, lease, license, certification, permit, indenture or other obligation, or without which Buyer would be precluded or materially impeded from conducting the Business or obtaining the benefit of the Purchased Assets, shall have been received by Buyer on or before the Closing Date.

     8.7 Consent to Assignment of Certain Agreements. Seller shall have obtained all required consents to the assignment of each of the Novartis License Agreement or Novartis shall have entered into a new distribution agreement with Buyer, including substantially the same terms and conditions as are included in the Novartis License Agreement), the Janssen License Agreement and the Customer Leases.

     8.8 Title. Seller shall convey and transfer to Buyer free and clear title to all the Purchased Assets, and shall present a release from Century Business Credit Corporation and from any other party with a security interest in the Purchased Assets, except that clear title to the Vehicles may be delivered within ten (10) days following Closing. In the event that clear title to the Vehicles is not delivered within this time period, Seller agrees to immediately upon demand pay Buyer $72,000.00, upon such payment, equitable title to the Vehicles shall be transferred to Seller.

                                   ARTICLE IX

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

     9.1 Representations and Warranties. The representations and warranties in this Agreement made by Buyer shall be true and correct in all material respects as of and at the Closing Date.

     9.2 Performance of Covenants and Obligations. Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     9.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller; and, Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Buyer reasonably may request in connection with the transactions contemplated by this Agreement.

     9.4 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency (a) in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

     9.5 Novartis. Novartis shall have either consented to the assignment of the Novartis License Agreement to Buyer or shall have entered into a new distribution agreement with Buyer, having substantially the same terms and conditions as the Novartis License Agreement.

     9.6 Century Business Credit Corporation. Century Business Credit Corporation shall have released its security interest in the Purchased Assets.

                                   ARTICLE X

                                 INDEMNIFICATION

     10.1 Indemnification of Buyer. Notwithstanding the Closing, and regardless of any investigation made by, or on behalf of, Buyer, or any information known to Buyer (other than valid exceptions to representations and warranties expressly set forth in the Disclosure Schedule), each of Seller and EcoScience, subject to the terms and conditions of this Article X, jointly and severally indemnifies and saves Buyer, its members, officers, managers or employees (collectively, "Buyer" as used in this Article X) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against Buyer or the Purchased Assets due to or resulting from any of the following: (i) the inaccuracy or breach of any representation or warranty of Seller or EcoScience given in or pursuant to this Agreement, without giving effect to: (A) any update to the Disclosure Schedule, (B) any reference to the knowledge of Seller contained in Sections 4.7, 4.18, 4.22 and 4.24, and (C) any reference to materiality or the like contained in Sections 4.7 and 4.18; (ii) any breach or default in the performance by Seller of any of its covenants, obligations or agreements in or pursuant to this Agreement; (iii) the failure of Seller to obtain any consent, waiver, authorization or registration necessary for all of the Purchased Assets to be sold, assigned, transferred, conveyed to or registered (if such registration is required) in the name of Buyer, or Seller's failure to provide the benefits of any Restricted Interest as provided in
Section 1.4 hereof and/or otherwise comply with Seller's obligations contained in said Section 1.4; (iv) any liability or obligation of Seller or EcoScience not expressly assumed by Buyer pursuant to this Agreement; and (v) the ownership or conduct of the Business or the ownership or use of the Purchased Assets at any time prior to the Closing, or any incident, occurrence, condition or claim existing, arising or accruing prior to the Closing and relating to the operation or conduct of the Business or the ownership or use of the Purchased Assets other than any liability or obligation of Seller expressly assumed by Buyer pursuant to this Agreement. The foregoing are collectively referred to as "Indemnifiable Damages."

     10.2 Indemnification of Seller. Buyer, subject to the terms and conditions of this Article X, indemnifies and saves Seller, its members, officers, directors or employees (collectively, "Seller" as used in this Article X) harmless from and against any and all Indemnifiable Damages incurred by or asserted against Seller due to or resulting from any of the following: (i) the inaccuracy or breach of any representation or warranty of Buyer given in or pursuant to this Agreement; (ii) any breach or default in the performance by Buyer of any of its covenants, obligations or agreements in or pursuant to this Agreement; (iii) any liability or obligation of Seller assumed by Buyer pursuant to this Agreement; and (iv) the ownership or conduct of the Business or the ownership or use of the Purchased Assets at any time after the Closing, or any incident, occurrence, condition or claim arising or accruing after the Closing and relating to the operation or conduct of the Business or the ownership or use of Purchased Assets.

     10.3 Procedures for Making Claims; Defense of Claims.


          (a) If and when a party entitled to an indemnification hereunder (an "Indemnitee") desires to assert a claim for Indemnifiable Damages against a party required to provide indemnification (an "Indemnitor") pursuant to the provisions of this Article X, the Indemnitee shall deliver to the Indemnitor, reasonably promptly after the Indemnitee's receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by its president (the "Notice of Claim"): (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Indemnifiable Damages to which it is entitled to indemnification pursuant to this Article X and the amount thereof (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued, and (C) the basis upon which Indemnifiable Damages are claimed. If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall deliver written notice of objection (the "Notice of Objection") to the Indemnitee within fifteen (15) days after the Indemnitee's delivery of the Notice of Claim. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim. If the Notice of Objection shall not have been so delivered within such fifteen (15) day period, the Indemnitor shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and the Indemnifiable Damages set forth in the Notice of Claim shall be promptly paid to the Indemnitee by the Indemnitor. If the Indemnitor shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to
     Section 11.5 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to Buyer and the Seller. Any award shall be a conclusive determination of the matter and shall be binding upon Buyer and Seller. If, by arbitration, it shall be determined that the Indemnitee shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitee by the Indemnitor in the same manner as if the Indemnitor had not delivered a Notice of Objection.

          (b) If any third party shall assert any claim against an Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages and which can be remedied to the sole satisfaction of the Indemnitee by the payment of money damages without further adverse consequence to the Indemnitee (a "Cash Payment Claim"), the Indemnitor, at its expense, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee. If any third party shall assert any claim against the Indemnitee which, if successful, might result in an obligation of the

     Indemnitor to pay Indemnifiable Damages and which cannot be remedied to the sole satisfaction of the Indemnitee by the payment of money damages without further adverse consequence to the Indemnitee (a "Mixed Claim"), the Indemnitee shall be entitled to (but shall not be required to) assume and control the defense of such claims and the Indemnitor, at its expense, may participate with the Indemnitee in defense thereof with counsel reasonably acceptable to the Indemnitee. Notwithstanding the foregoing, Indemnitor may only control the defense of a Cash Payment Claim or participate in the defense of a Mixed Claim only if and so long as: (i) the Indemnitor diligently pursues (or, as applicable, participates in) the defense of such claim; (ii) the Indemnitor acknowledges to the Indemnitee in writing that the claim, if resolved or settled adversely to the Indemnitee, is one for which the Indemnitor is obligated to indemnify the Indemnitee hereunder; and (iii) the Indemnitor demonstrates its financial capacity to pay the costs of such defense and the amount of Indemnifiable Damages which may result from an unsuccessful defense of such claim. If the Indemnitor fails or is unable to so elect to control the defense of a Cash Payment Claim or participate in the defense of a Mixed Claim, the Indemnitee may (but need not) do so; in which event the Indemnitee may defend, settle or compromise the claim, at the expense and cost of the Indemnitor, in any such manner as the Indemnitee reasonably deems appropriate. If the Indemnitee elects to assume the defense of any such claim, the Indemnitee shall keep the Indemnitor informed of all material developments and shall provide, when requested, copies of all available information, data and studies relevant to such claim and its defense. If such claim involves Environmental Laws, the Indemnitor shall be afforded the opportunity (at its cost) to attend and participate in all meetings with any regulatory authority. If the Indemnitee proposes a settlement of a Mixed Claim, the Indemnitee shall use its reasonable efforts to consult with the Indemnitor regarding such settlement only to the extent the proposed settlement would involve the payment of Indemnifiable Damages by the Indemnitor to the Indemnitee and shall obtain the written consent of Indemnitor before entering into any such settlement; provided, however, that the Indemnitee shall not be required to consult with the Indemnitor to the extent that the proposed settlement would not involve the payment of Indemnifiable Damages by the Indemnitor to the Indemnitee. The Indemnitee shall not be required to obtain the consent of the Indemnitor to any proposed settlement of a Mixed Claim if the proposed settlement would not involve the payment of Indemnifiable Damages by the Indemnitor.

     10.4 Survival of Indemnification. The obligations of Seller and EcoScience to pay Indemnifiable Damages arising out of claims described in Sections 10.1(ii), (iii), (iv), (v) and (vi) hereof and the Buyer's obligation to pay Indemnifiable Damages arising out of claims described in Sections 10.2(ii),
(iii) and (iv) shall survive the Closing of this transaction for a period commencing on the date hereof and ending four (4) years after the Closing Date. Seller's obligation to pay Indemnifiable Damages arising out of Section 10.1(i) hereof and Buyer's obligation to pay Indemnifiable Damages arising out of
Section 10.2(i) shall survive the Closing Date as follows:

          (a) Fraudulent Breach of Representations; Certain Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently or with respect to any representation or warranty contained in Sections 4.2, 4.3, 4.4, 4.5, 4.28, 5.2, 5.3 and 5.4 hereof and any representation or warranty which relates to Seller's ownership of or title to the Purchased Assets, for a period equal to the applicable statute of limitations;

          (b) Taxes. In the case of a claim based upon the inaccuracy or breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations; and

          (c) All Other Claims. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending three (3) years after the Closing Date.

     No claim for recovery of Indemnifiable Damages arising out of Section 10.1(i) or Section 10.2(i) hereof may be asserted by Buyer after the expiration of the applicable time period described in the foregoing Sections 10.3(a)-(c); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

     10.5 Limitations of Indemnification. The indemnification provided for in this Article X shall be subject to the following limitations: (i) Seller and EcoScience shall not be obligated to pay any amounts for indemnification under this Article X in excess of the Purchase Price paid by the Buyer pursuant to
Section 2.1 hereof, and (ii) an Indemnitor shall not be obligated to pay any amounts for indemnification hereunder relating to a claim to the extent of (A) any tax benefit to the Indemnitee therefrom, (B) any insurance proceeds and any indemnity, contribution or similar payment paid to the Indemnitee or any affiliate from any third party with respect thereto; and (iii) the Indemnitee shall not be entitled to make any claim for indemnification hereunder until the sum of indemnifiable claims is equal to or greater than $25,000.00 (the "Indemnification Threshold"), provided, however, that (a) this limitation shall not apply to a claim for breach of a representation or warranty contained in Sections 4.1 through 4.5, 4.8 and 4.28, and (b) this limitation shall not affect any payment required pursuant to Section 2.2(c), and (c) if indemnifiable claims equal or exceed the Indemnification Threshold, the Buyer shall be entitled to seek indemnification in respect of all indemnifiable claims.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Collection of Receivables. In the event that after the Closing Date, cash or other payments are received by Buyer in respect of receivables or other amounts due Seller, all such cash and payments shall be promptly remitted to Seller. In the event that, after the Closing Date, cash or other payments are received by Seller in respect of receivables or other amounts due to Buyer, all such cash and payments shall be promptly remitted to Buyer. Buyer agrees to cooperate with and to take reasonable actions to assist Seller in collecting any receivables due to Seller.

     11.2 Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in the Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

     11.3 Post-Closing Cooperation. For a period of twelve (12) months following the Closing Date, Seller shall make Lucie Grant (provided she is employed by Seller at such time) available to Buyer, at no cost to Buyer, in order to answer questions and otherwise assist in the technology transfer from Seller to Buyer. In addition, Seller shall also make Lucie Grant available to Buyer, at no cost to Buyer, to assist with the manufacturing process and quality control management for a period during which Buyer occupies and conducts manufacturing operations at the Orlando Facility, (a) not to exceed a period of six (6) months following the Closing Date, and (b) not to exceed 25% of Lucie Grant's total work hours during such period. Buyer agrees to indemnify and hold Seller and its officers, directors, employees and agents harmless from and against any claim, losses, damages or liabilities arising out of Buyer's manufacturing and/or quality control activities at the Orlando Facility.

     11.4 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assignees, and beneficiaries in interest; provided, however, that this Agreement may not be assigned by Seller.

     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington (without regard to such State's conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

     11.6 Expenses. Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

     11.7 Arbitration. Except only for claims arising out of the Noncompetition Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or the agreements entered pursuant hereto (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable), or the breach hereof or thereof, shall be settled by a single arbitrator in binding arbitration conducted in Seattle, Washington in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") (or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:

          (a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

          (b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

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

          (c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

The arbitrator's authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding whether the legal position of Seller or Buyer in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

     11.8 Notices. Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section) or (iii) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

          (a) If to Seller or EcoScience:    EcoScience Produce Systems Corp.
                                             10 Alvin Court
                                             East Brunswick, NJ 08816
                                             Attention: President
                                             Facsimile No. (732) 432-0770

          With copy to:                      Giordano, Halleran & Ciesla, P.C.
                                             125 Half Mile Road, P.O. box 190
                                             Middletown, NJ 07748
                                             Attention: Philip D. Forlenza
                                             Facsimile No. (732) 224-6599


          (b) If to Buyer:                   Pace International, LLC
                                             1011 Western Avenue, Suite 505
                                             Seattle, WA  98104
                                             Attention: President
                                             Facsimile No. (206) 436-5808


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


          With a copy to:                    Louis Treiger, Esq.
                                             700 Fifth Avenue, Suite 6100
                                             Seattle, WA 98104
                                             Facsimile Number: (206) 623-1406

     11.9 Knowledge. As used herein, any reference to the "knowledge" of Seller shall include the knowledge of Michael DeGiglio, Lucie Grant, Dirk Story and Tom Gnesda after making a reasonable inquiry concerning such fact or other matter and, if such persons fail to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such an inquiry been made.

     11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

     11.11 Headings. All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

     11.12 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

     11.13 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and the Disclosure Schedule delivered herewith represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

     11.14 Third-Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

     11.15 Publicity. Buyer and Seller agree that no publicity announcements or disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated hereby shall be made without the mutual consent of Buyer and Seller, except (a) to the extent that disclosure is required by legal process or to accountants, counsel, other professionals and to lenders on a "need to know" basis who similarly agree to maintain the confidentiality of the Agreement and its terms, and (b) that Seller and Buyer, may after the Closing, individually or jointly, generally identify this transaction and the parties hereto in publicity materials.

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

     11.16 Use of Credit Cards. During the thirty (30) day period following the Closing Date, Seller shall permit each of John Arias, Jerald Achterberg, Jeff Jones, Norman Taylor, Dirk Story, Xiuhua Chen and Kirk Storms to make reasonable use, in connection with the Business, of the credit cards issued to such individuals by Seller. Buyer agrees to reimburse Seller for any charges on such credit cards during such period within ten (10) business days of the delivery to Buyer of a bill for such charges.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                        Buyer:


                                        PACE INTERNATIONAL, LLC


                                        By:
                                           -------------------------------------
                                           Gerald Frazee, Manager

                                        Seller:


                                        ECOSCIENCE PRODUCE SYSTEMS CORP.


                                        By:
                                           -------------------------------------
                                           Michael DeGiglio, President

                                        ECOSCIENCE CORPORATION


                                        By:
                                           -------------------------------------
                                           Michael DeGiglio, President


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


                              Schedule of Exhibits


Exhibit A   Assumption Agreement
Exhibit B   Assignment and Bill of Sale
Exhibit C   Noncompetition Agreement
Exhibit D   Exclusive Supply Agreement
Exhibit E   Trademark Assignment Agreement
Exhibit F   Orlando Facility Lease Assignment and Assumption Agreement
Exhibit G   Visalia Facility Assignment and Assumption Agreement
Exhibit H   Orlando Facility Sublease

          PACE INTERNATIONAL, LLC and ECOSCIENCE PRODUCE SYSTEMS CORP.
                            ASSET PURCHASE AGREEMENT
                  SCHEDULE 2.1 - INVENTORY VALUATION PRINCIPLES

Raw Materials and Unused Packaging Materials
Overall
Valued at the lower of cost or market.

Cost
Cost determined on a first-in, first-out basis as listed on vendor invoices.

Current replacement cost, except replacement cost shall:
o not exceed net realizable value (i.e., estimated selling price in the ordinary course of business less reasonably predictable costs of completion and disposal); and
o not be less than net realizable value reduced by an allowance for an approximately normal profit margin

Replacement cost will be analyzed on an individual item basis.

Finished Goods and Work-in-Process
Overall
Valued at the lower of cost or market.

Cost
Cost determined on a first-in, first-out basis. Raw material cost component determined by vendor invoices. Labor and overhead cost components composed of actual production costs since January 1, 1999 spread over gallons produced for the same period and applied to ending inventory of produced goods.


Market (A)
Current replacement cost, except replacement cost shall:
o not exceed net realizable value (i.e., estimated selling price in the ordinary course of business less reasonably predictable costs of completion and disposal); and
o not be less than net realizable value reduced by an allowance for an approximately normal profit margin

Replacement cost will be analyzed on an individual item basis.

(A) Terms used above are defined as:
Current Replacement Cost: vendor catalog price in effect at the Closing Date or, where catalog price is not available, replacement cost will be:

o raw material component determined by the most recent vendor invoice received by the Seller prior to the Closing Date
o labor and overhead components determined by most recent actual production costs Selling Price: the lowest price the item was sold for to the highest volume customer during the six months immediately preceding the Closing Date.

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


Predictable Costs of Completion: standard costs to complete the item as listed on the Seller's current bill of material.

Predictable Costs of Disposal: Seller's average freight expense and selling expense and any other predictable costs of disposal, expressed as a percentage of total sales of the Business for the preceding complete fiscal year as reflected on the financial statements of the Business.

                                  Schedule 2.3
                                       To
                        Asset Purchase and Sale Agreement


                            Purchase Price Allocation


1. Inventory - The amount actually paid for such Inventory pursuant to
   Section  2.1.

2. Intangibles - Intangibles shall be valued at one million ($1,000,000) dollars less the book value of the following assets:

     Prepaid Expenses as defined in Section 1.1(b)
     Improvements and Fixtures as defined in Section 1.1(c)
     Equipment as defined in Section 1.1(d)
     Motor Vehicles as defined in Section 1.1(e)






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